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                                                                       EXHIBIT 5
                            CASH COLLATERAL AGREEMENT

                  Cash Collateral Agreement made as of February 11, 2003, by and among MGN America, Inc. ("MGN"), Bank Leumi Le-Israel B.M. (the "Bank"), and Bank Leumi USA ("BLUSA").

                  WHEREAS, the Bank has agreed to extend credit up to an aggregate amount of US$30,000,000 (the "Credit") to Gazit Globe (1982) Ltd. ("Gazit"), upon the terms and conditions set forth in that certain (i) commitment letter dated October 28, 2002, between the Bank and Gazit, and (ii) General Conditions for Opening an Account and Receiving Credits in Foreign Currency and in Israeli Currency dated November 25, 1994, between the Bank and Gazit (the principal with accrued interest and fees thereon, the "Loan Obligations"); and

                  WHEREAS, Gazit has loaned the proceeds of the Credit to MGN, its subsidiary, to finance the purchase by MGN of up to 4,284,820 shares of common stock (the "Common Shares") of Equity One, Inc., a Maryland corporation (the "Company"); and

                  WHEREAS, MGN has guaranteed the prompt and full payment and performance of the Loan Obligations pursuant to that certain Guarantee dated as of February 11, 2003 (the "Guarantee"), executed by MGN in favor of the Bank; and

                  WHEREAS, MGN and the Bank have entered into a Pledge and Security Agreement, dated as of February 11, 2003 (the "Pledge and Security Agreement") wherein and whereby MGN, as Pledgor, has pledged to the Bank, among other things, the Common Shares and all dividends or other cash paid on or by reason of MGN's ownership of the Common Shares (together with interest thereon, the "Cash Collateral") as security for the full and faithful performance by MGN of its obligations under the Guarantee; and

                  WHEREAS, the Pledge and Security Agreement provides, among other things, that (i) MGN shall establish a cash collateral bank account with BLUSA (the "Cash Collateral Account"), to be pledged in favor of the Bank as security for the performance by MGN of its obligations under the Guarantee, (ii) all dividends or other cash paid by the Company on or by reason of the Common Shares shall be deposited into the Cash Collateral Account, and (iii) that the Bank's Pledged Collateral (as defined in the Pledge and Security Agreement) shall include the Cash Collateral Account; and

                  WHEREAS, the parties are entering into this Cash Collateral Agreement in order to implement the provisions of the Pledge and Security Agreement with respect to the Cash Collateral Account, including perfection of the security interest of the Bank in the Cash Collateral Account.

                  NOW THEREFORE, the parties agree:

                  1. The Account. BLUSA hereby is establishing a Cash Collateral Account, in the name of MGN, at BLUSA's office located at 564 Fifth Avenue, New York, New York (Numbers ____________ and ____________) into which there shall be deposited all cash

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dividends paid by the Company on account of the Common Shares, and all other cash payments made by the Company on or by reason of the Common Shares. The Cash Collateral Account is a "deposit account" within the meaning of Article 9 of the Uniform Commercial Code of the State of New York (the "UCC"). BLUSA will not agree with any third party to comply with instructions or other directions concerning the Cash Collateral or the disposition of funds in the Cash Collateral Account originated by such third party without the prior written consent of the Bank and MGN. The Cash Collateral Account shall be of such type as is mutually agreeable to MGN and the Bank; provided, however, that withdrawals therefrom may only be made in accordance with the terms of this Cash Collateral Agreement. Notwithstanding the foregoing, MGN may require that the Cash Collateral be deposited in an interest bearing money market account. Interest earned on the Cash Collateral shall be part of, and included in, the Cash Collateral, and shall remain in the Cash Collateral Account subject to the terms of this Cash Collateral Agreement and the Pledge and Security Agreement. Dividends and any other deposits in the Cash Collateral Account, and any interest earned thereon, shall be deemed for the benefit of MGN which shall be responsible for payment of all taxes thereon. MGN represents that it is a Nevada corporation and that its federal tax identification number is 02-0533433.

                  2. Condition Precedent. This Cash Collateral Agreement shall be effective upon the receipt by BLUSA of a fully executed counterpart of a letter of direction to the Company, in form and substance like Exhibit A annexed hereto.

                  3. Deposits. MGN agrees that until such time as it shall have received notice from the Bank that this Cash Collateral Agreement has been terminated, and that the Cash Collateral Account has been closed, all cash dividends and other cash proceeds attributable to the Common Shares shall be deposited directly into the Cash Collateral Account either by check payable to MGN (duly endorsed and which BLUSA is hereby authorized and directed to deposit into the Cash Collateral Account) or by direct wire transfer into the Cash Collateral Account. The current record dates of the Company for the payment of dividends are March 31, June 30, September 30 and December 31. MGN shall give BLUSA notice of each (i) anticipated dividend payment when declared, which notice will include the payment date and amount, and (ii) any change in the record dates. Payments by check shall be sent to Bank Leumi USA 564 Fifth Avenue, New York, New York 10036, Attention: Ms. Shirly Yechilevich, and wire transfers shall be sent pursuant to wire transfer instructions supplied by BLUSA to the Company from time to time.

                  4        Withdrawals. BLUSA shall not make or permit the
withdrawal or other disposition of any Cash Collateral in the Cash Collateral Account without the Bank's prior written direction.

                  5. No Liens. Except as is otherwise provided in Section 9, no interest in the Cash Collateral, or any beneficial interest therein, may be (i) pledged, sold, assigned or transferred, (a) by any party hereto, except as is expressly provided herein and in the Pledge and Security Agreement, or (b) other than by operation of law, or (ii) taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any party hereto other than MGN.

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                  6.       Final Disbursement. When the Bank, in its sole
discretion, is satisfied that each of MGN and Gazit has indefeasibly satisfied all of its obligations to the Bank, and has given BLUSA notice thereof, the balance of the Cash Collateral, if any, shall be remitted to MGN by BLUSA, and BLUSA shall be fully relieved and discharged from any further duties hereunder, and released from all further responsibility and liability hereunder with respect to the Cash Collateral.

                  7. Conflicts. BLUSA's obligations hereunder shall be as a depository only, and BLUSA shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any notice, instructions or instrument furnished to it or deposited with it, or for the form of execution of any thereof, or for the identity, authority or rights of any person executing, furnishing or depositing the same except to the extent of its gross negligence or willful misconduct. BLUSA shall not have any duties or responsibilities except those set forth in this Cash Collateral Agreement, and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document reasonably believed by it to be genuine, and unless BLUSA has received Notice to the contrary, BLUSA may presume that any of (i) Dafna Landau, (ii) Tomer Grinshpon, and (iii) Avi Flumin purporting to give any notice or advice on behalf of any part in accordance with the provisions hereof has been duly authorized to do so. If (i) BLUSA shall receive instructions or any other notice with respect to the Cash Collateral which, in its sole and absolute judgment, are in conflict with this Cash Collateral Agreement or any order, ruling or decree of any Court of other tribunal or administrative agency, or (ii) in the sole and absolute judgment of BLUSA the release conditions specified in Sections 4 and 6 of this Cash Collateral Agreement have not been satisfied, BLUSA, in its sole and absolute discretion, may refrain from taking any action with respect thereto unless it is otherwise specifically directed by a final order of a Court of competent jurisdiction as to which the time for appeal has expired without an appeal having been taken. If any dispute or difference shall arise between MGN and the Bank with respect to the Cash Collateral or this Cash Collateral Agreement, or if any conflicting demand shall be made upon BLUSA, BLUSA also shall have the right, in its sole and absolute discretion, to retain the Cash Collateral, or any part of it, and await the outcome of such dispute, difference, demand or other controversy by final legal proceedings or otherwise, as BLUSA may deem appropriate.

                  8. Exculpation. BLUSA shall be liable only for its own willful misconduct or gross negligence and not for any act done or omitted by it in good faith. BLUSA may rely, and shall be protected in acting or refraining from acting, upon any notice, instruction or request, furnished to it hereunder and believed in good faith by it to be genuine. If BLUSA receives any notice under which some action is to be taken by it, it shall not be required to act thereon until it has had an opportunity, if it so desires, to investigate the authenticity of such notice.

                  9. Annual Fee. MGN shall pay BLUSA an annual fee of US$15,000 (the "Fee") for each calendar year in consideration of its maintenance of the Cash Collateral Account. The Fee shall be paid concurrently with the execution of this Cash Collateral Agreement, and on the anniversary date hereof. If the Fee is not paid within ten (10) days of its due date, BLUSA may debit the Cash Collateral Account therefore.

                  10. Advice of Counsel and Expenses. BLUSA may consult with counsel of its own choice, including Warshaw Burstein Cohen Schlesinger & Kuh, LLP, and shall have full

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and complete authorization and protection for any action taken, omitted or suffered based on the advice or opinion of such counsel. BLUSA shall be reimbursed by MGN for any otherwise unreimbursed out-of-pocket cost and expenses (including, without limitation, reasonable counsel fees and disbursements) incurred by it in connection with its duties under this Cash Collateral Agreement, and shall have a lien on the Cash Collateral to pay any such costs and expenses.

                  11. Indemnification. MGN will indemnify BLUSA, its directors, officers and employees and each legal entity, if any, who controls BLUSA (the "Indemnified Parties"), and hold each of the Indemnified Parties harmless from and against, any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, all legal fees and expenses of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor), which any Indemnified Party may incur or which may be asserted against any Indemnified Party as a result of the execution, delivery or enforcement of, or performance under, this Cash Collateral Agreement; provided that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnify agreement contained in this Section 11 shall survive the termination of this Cash Collateral Agreement.

                  12. Notices. All notices, instructions (except instructions to BLUSA from the Bank to transfer Cash Collateral), consents, claims, designations, directions and other communications (each a "Notice") required or permitted to be given under this Cash Collateral Agreement shall be in writing and shall be deemed to have been duly given and received if given personally with receipt acknowledged or sent by first class registered or certified mail, return receipt requested, postage prepaid, or sent via a recognized overnight courier, addressed to the parties at the following addresses, unless Notice is given of a change of address in the manner set forth herein, in which case all future Notices shall be sent to the new address so designated:

                  If to BLUSA:

                  Bank Leumi USA
                  564 Fifth Avenue
                  New York, New York 10036
                  Attn: Ms. Shirly Yechilevich
                  Fascimile: 212-626-1072

                  with a copy to:

                  Warshaw Burstein Cohen Schlesinger & Kuh, LLP
                  555 Fifth Avenue
                  New York, New York 10017
                  Attn:  Allen N. Ross, Esq.
                  Fascimile: 212-984-7792

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                  If to the Bank:

                  Bank Leumi le-Israel B.M.
                  Construction and Real Estate Division
                  32 Yehuda Halevy Street
                  Tel Aviv, Israel 65121
                  Facsimile No.: (972)-3-514-8980

                  If to MGN:

                  MGN America, Inc.
                  1660 N.E. Miami Gardens Drive
                  North Miami Beach, Florida 33179
                  Attn: Chaim Katzman, President
                  Facsimile No.: (305) 947-1734

                  With a copy to:

                  Jeffrey Oshinsky, Esq.
                  White & Case LLP
                  200 S. Biscayne Blvd.
                  Miami, FL 33180
                  Facsimile No.: (305) 358-5744

A copy of each Notice shall also be sent by facsimile. Notices shall be deemed to have been given and received on the earlier of (i) when given personally with receipt acknowledged, (ii) three days after being sent by overnight courier, or
(iii) on the fifth business day after the mailing thereof as aforesaid, and provided, however, that notices of change of address shall not be effective until actually received or offered to the addressee by the Postal Service, if refused. Each party hereto shall be sent a copy of any Notice.

                  13.      Miscellaneous

                           13.1 This Cash Collateral Agreement, the Guarantee,
the Pledge and Security Agreement, and the other Credit Documents (as defined in the Pledge and Security Agreement) constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter thereof. In the event of any conflict between this Cash Collateral Agreement (or any portion thereof), the Pledge and Security Agreement or any other agreement now existing or hereafter entered into, the terms of this Cash Collateral Agreement shall prevail.

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                           13.2 This Cash Collateral Agreement shall inure to
the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns. Nothing in this Cash Collateral Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Cash Collateral Agreement. No party hereto may assign this Cash Collateral Agreement or its rights hereunder without the prior consent of all of the other parties, and any such attempted assignment shall be null and void.

                           13.3 This Cash Collateral Agreement shall be governed
by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws provisions.

                           13.4 MGN shall do and perform, or cause to be done
and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other parties to this Cash Collateral Agreement may reasonably request in order to carry out the intent and accomplish the purposes of this Cash Collateral Agreement and the consummation of the transactions contemplated hereby.

                           13.5 Each party hereto (i) consents and submits to
the jurisdiction of the Courts of the State of New York and of the Courts of the United States for the Southern District of New York for all purposes of this Cash Collateral Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation and liability arising under or by reason of this Cash Collateral Agreement, (ii) consents and submits to the venue of such action or proceeding in the City and County of New York (or such judicial district of a Court of the United States as shall include the same), and (iii) to service of process in any such action by mailing a copy thereof by certified mail, return receipt requested, postage prepaid, to such party at his or its address specified in Section 12.

                           13.6 This Cash Collateral Agreement may not be
modified or amended, except by an instrument or instruments in writing, signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, by an instrument in writing, waive compliance by another party hereto with any term or provisions of this Cash Collateral Agreement on the part of such other party to be performed or complied with. The waiver by either party of a breach of any term or provisions of this Cash Collateral Agreement shall not be construed as a waiver of any subsequent breach.

                           13.7 The section headings contained in this Cash
Collateral Agreement are for reference purposes only, and shall not be deemed to be part of this Cash Collateral Agreement or affect the meaning or interpretation of this Cash Collateral Agreement.

                           13.8 This Cash Collateral Agreement may be executed
in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

                           [SIGNATURE PAGE TO FOLLOW]

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                  IN WITNESS WHEREOF, the parties have caused this Cash
Collateral Agreement to be duly executed as of the date first above written.

                                             MGN AMERICA, INC.

                                             By: /s/ Chaim Katzman
                                                --------------------------------
                                             Name: Chaim Katzman
                                             Title: President

                                             BANK LEUMI LE-ISRAEL, B.M.

                                             By: /s/
                                                 _______________________________
                                             Name:______________________________
                                             Title:_____________________________

                                             By: /s/
                                                 _______________________________
                                             Name:______________________________
                                             Title:_____________________________

                                             BANK LEUMI USA

                                             By: /s/ Shirly Yecilevich
                                                 -------------------------------
                                             Name:  Shirly Yechilevich
                                             Title: Assistant Vice President

                                             By: /s/ Raphael Sisso
                                                 -------------------------------
                                             Name:  Raphael Sisso
                                             Title: Vice President